FOR IMMEDIATE RELEASE

April 15, 2008

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, April 15, 2008…..On April 15, 2008, the Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) declared its quarterly dividend on the Company’s Common Stock of $0.15 per share payable June 16, 2008, to shareholders of record at the close of business on May 15, 2008.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on April 15, 2008, the Board of Directors declared a dividend for the period commencing March 1, 2008 and ending May 31, 2008, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable June 16, 2008, to shareholders of record at the close of business on May 15, 2008.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Eugene W. Landy, President, shared his views on the current turmoil in the markets.

1.

Low interest rates benefit REITs in two ways; (1) they reduce our expenses as we roll over our mortgage debt, and (2) low interest rates make high yielding REITS a comparatively better investment.

2.

The tight credit market creates opportunities to buy properties in greater number and higher yield than previously available. The deleveraging currently taking place will prove to be a favorable change for REITs in general as the high levered competition has abated. Additionally, the credit tightening reduces new speculative construction, constricting supply and making existing properties more valuable.

3.

REITs invest for total return which is current income plus appreciation.  Inflation in modest amounts benefits real estate ownership and REIT investment.  The replacement costs of our real estate properties increase every year.

4.

The state of the industrial real estate supply and demand is favorable.   Monmouth Real Estate Investment Corporation (MNRTA) anticipates full occupancy of its single tenant properties.

5.

MNRTA has been impacted by the credit crisis despite the fact that it considers itself a low levered REIT with substantial liquidity.  Accessing this liquidity to finance new construction and amortize existing mortgage debt has required a concerted effort on our part.  We intend to raise $35,000,000 in calendar year 2008 through loans, mortgage refinancing, sale of properties, and use of our dividend reinvestment and shareholder investment plans.  Our capital needs are $23,000,000 for new construction and debt reduction.  The extra capital raised will allow us to continue our acquisition program.

Management is very proud of MNRTA’s performance in 2007 and 2008 year to date.  We anticipate increased opportunities to create shareholder value in the months ahead.  Shareholders are encouraged to email our President with any questions they may have at elandy@umh.com.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s equity portfolio consists of fifty-eight industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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